                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  November 17, 1994
                                                ---------------------------


First Chicago Corporation
- ---------------------------------------------------------------------------
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Delaware                          1-6052                       36-2669970
- ---------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION    (COMMISSION              (IRS EMPLOYER
    OF INCORPORATION)           FILE NUMBER)            IDENTIFICATION NO.)


One First National Plaza, Chicago, IL                             60670
- ---------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                       (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE  312-732-4000
                                                    ------------

ITEM 5. OTHER EVENTS
- ------

The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.






Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      First Chicago Corporation
                                      --------------------------
                                      (REGISTRANT)



Date: November 17, 1994               By:    /s/W.G. Jurgensen
      -----------------                     -------------------------
                                      Title: Executive Vice President

                                 ATTACHMENT A

     CHICAGO, November 17, 1994 -- First Chicago Corporation said today it has incurred a loss of $7.2 million resulting from its purchase of $158 million of notes from one mutual fund and one cash portfolio for which The First National Bank of Chicago serves as investment advisor, and commingled trust funds for which the Bank serves as trustee. Approximately half of this loss was recorded in the third quarter.

     As a result of these purchases, no losses were suffered by the commingled trust funds, the mutual fund or the cash portfolio.

     In October, First Chicago initiated and completed a review of structured note holdings in all funds and portfolios. The notes were purchased from the First Prairie Money Market Fund, Government Series, and one cash portfolio, both of which The First National Bank of Chicago serves as investment advisor, and three commingled trust funds for which The First National Bank of Chicago is trustee. Originally, $60 million of the structured notes had been owned by two First Prairie money market funds prior to their transfer to the commingled trust funds.

     First Chicago said it initiated discussions with the Securities and Exchange Commission, the Office of the Comptroller of the Currency and the Federal Reserve Board concerning the circumstances surrounding these events. The Securities and Exchange Commission has initiated an informal inquiry regarding the First Prairie Mutual Funds, and First Chicago Corporation is cooperating fully.

     The Corporation has also introduced a series of corrective measures, including the termination of a portfolio manager.